Exhibit 10.13(a)

AMENDMENT NO. 1

TO SITEL CORPORATION

2001 NONEMPLOYEE DIRECTOR COMPENSATION PLAN

As adopted by the Board of Directors on December 10, 2004

The Board hereby amends the SITEL Corporation 2001 Nonemployee Director Compensation Plan (the “Plan”) as follows:

Section 7.4 of the Plan is amended, effective January 1, 2005, to read in its entirety as follows:

“7.4  Commencement of Payments.

(a)                                  The provisions of this Section 7.4(a) shall apply to Compensation deferred on or before December 31, 2004 (and any earnings thereon).  Notwithstanding anything to the contrary contained in a Participant’s Election Agreement or this Plan, no payments shall be made under this Plan prior to that date which is six (6) months from the date of Participant’s Election Agreement (or any amendment thereto with respect to the form of benefit payment).  All payments shall be made as of the first day of the calendar month.

(b)                                 The provisions of this Section 7.4(b) shall apply to Compensation deferred on or after January 1, 2005 (and any earnings thereon).  Notwithstanding anything to the contrary contained in a Participant’s Election Agreement or this Plan, no payments shall be made under this Plan prior to that date which is six (6) months after such Participant’s termination of service as a director of the Company.  All payments shall be made as of the first day of the calendar month.  Any payments delayed pursuant to this Section 7.4(b) shall be made on the first day of the calendar month which is at least six (6) months after such Participant’s termination of service as a director of the Company.”